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                                                                      EXHIBIT 11

                           FILENE'S BASEMENT CORP.

               Computation of Net Income (Loss) per Common Share

                             (dollars in thousands)

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
                                                       Fiscal Year            Fiscal Year               Fiscal Year
                                                          Ended                  Ended                     Ended
                                                     February 1, 1997       February 3, 1996          January 28, 1995
                                                     ----------------       ----------------          ----------------
The computation of net income (loss)
  available and adjusted shares
  outstanding follows:

     Net income (loss) as
       reported ...................                    $ 6,466,000            $(31,791,000)             $(1,241,000)
                                                       ===========            ============              ===========
Net income (loss) used for
  primary and fully diluted
  computations ....................                    $ 6,466,000            $(31,791,000)             $(1,241,000)
                                                       ===========            ============              ===========
Weighted average number
  of common shares
  outstanding .....................                     20,534,129              20,402,543               20,343,717

Add (where dilutive):
     Assumed exercise of those
       options that are common
       stock equivalents net of
       treasury shares deemed to
       have been repurchased at
       average market price for
       the period .................                        316,980                      --                  732,987
                                                       -----------            ------------              -----------
Weighted average number of
  common and common equivalent
  shares outstanding used for
  primary computations ............                     20,851,109              20,402,543               21,076,704
                                                       ===========            ============              ===========
Add: Additional dilution assuming
  exercise of options net of
  treasury shares deemed to have
  been repurchased at the end of
  the period market price .........                        212,981                      --                       --

Weighted average number of
  common and common equivalent
  shares outstanding used for fully
  diluted computations ............                     21,064,090              20,402,543               21,076,704
                                                       ===========            ============              ===========
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